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                                                                   EXHIBIT 10.33

    MANUFACTURING SUPPLY AND DISTRIBUTION AGREEMENT BETWEEN SONOMED, INC. AND
            OPHTHALMIC TECHNOLOGIES, INC. DATED AS OF MARCH 11, 2004

                MANUFACTURING, SUPPLY AND DISTRIBUTION AGREEMENT

THIS AGREEMENT by and between SONOMED, INC., incorporated in the State of New York, in the Unites States of America ("SONOMED"), and Ophthalmic Technologies, Inc., a Canadian Corporation ("OTI").

WHEREAS, SONOMED desires to purchase, market and sell certain products manufactured by OTI and OTI is willing and able to manufacture and supply such products to SONOMED under the terms and conditions described in this Agreement;

NOW, THEREFORE, SONOMED and OTI agree as follows:

1.    DEFINITIONS

      The following terms shall have the meaning specified in this SECTION:

      1.1 "ACCESSORIES" shall mean the individual PRODUCT components which may be sold separately as replacement parts, accessories to the Product as well as software upgrades to the system not included as standard features to Combination Products.

      1.2 "AFFILIATE" shall mean corporations, partnerships or other business entities, which, directly or indirectly are controlled by, control, or are under common control with a party to this Agreement.

      1.3 "ANNUAL FORECAST" shall mean a non-binding production planning forecast setting forth SONOMED's estimated requirements for PRODUCTS, including both estimated quantities and delivery dates, during a specified rolling twelve (12) month period.

      1.4 "ANNUAL MINIMUM" shall mean the quantities of Products set forth in SCHEDULE A for each YEAR.

      1.5 "ANNUAL ORDERS" shall mean binding blanket purchase orders specifying the minimum quantity, but not delivery dates, of PRODUCTS to be purchased by SONOMED during a YEAR.

      1.6 "BUSINESS DAY" shall mean every day with the exception of Saturday, Sunday or national holidays in the United States or Canada.

      1.7 "COMBINATION PRODUCTS" shall mean ultrasound devices, which have the capability to obtain images of both the anterior and posterior segments of the eye, or high frequency

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            anterior segment device upgrades to posterior segment devices previously sold to OTI ("Upgrades"). For greater certainty, an Anterior Segment Device is one that utilizes a 35-50 mhz probe. A posterior segment device is one that utilizes a 10-20 mhz probe.

      1.8 "CONFIDENTIAL INFORMATION" means any proprietary information or materials belonging to OTI or SONOMED, whether or not patentable, including but not limited to: formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning, consultants and business plans, which are communicated to, learned of, developed or other wise acquired by the party receiving such information or material during or in the course of the agreement including information concerning the existence, scope or activities of any research and development project of OTI or SONOMED.

      1.9 "DELIVERY ORDERS" shall mean irrevocable, written purchase orders for PRODUCTS which specify the (i) product(s), by SKU, (ii) quantity to be delivered, (iii) designated carrier and (iv) requested delivery date. SONOMED shall purchase for delivery a minimum of 10 units of Product at any one time.

      1.10 "EFFECTIVE DATE" shall mean March 1 1, 2004.

      1.11 "FDA" shall mean the United States Food and Drug Administration.

      1.12 "FIELD" AND OR "ANTERIOR SEGMENT DEVICE" shall mean medical devices utilizing 35MHz to 50 MHz ultrasound to obtain images of the anterior segment of the eye.

      1.13 "MASTER ARTWORK TEXT" shall mean the specific text or graphics for all items of labeling, including, but not limited to all special packaging, labels, markings and graphical screen representations, if any, to be included in the GUI. All of the same to be provided by SONOMED at its cost and expense and utilized by OTI in connection with the packaging and labeling of the PRODUCT.

      1.14 "NON-CONFORMING PRODUCT" shall mean any PRODUCT, WHICH DOES NOT CONFORM, to the SPECIFICATIONS, QSRS or other requirements of this Agreement.

      1.15 "PRODUCTS" or "PRODUCT" shall mean the 35 MHz and 50 MHz Anterior Segment ultrasound device, along with associated software and computer hardware, conforming to the SPECIFICATIONS and the QSRS.

      1.16 "QUARTER" shall mean the three-month periods commencing on the Effective Date of each Year of the Term.

      1.17 "QSRS" shall mean the quality system regulations for manufacture of medical devices promulgated under the United States Federal Food, Drug and Cosmetic Act, as amended.

      1.18 "SPECIFICATIONS" shall mean the descriptions, criteria, standards, and other requirements set forth in the attached Schedule B. The parties agree that the Products shall be provided with up to date configurations similar to the basic features offered as standard to the Anterior Segment systems on the OTI Combined Products, except that the systems may differ in terms of computer platform, and graphical user interface. The database will be removed from the Products but will be reinstalled if requested by SONOMED. OTI may make modifications to the design of or features to any of the

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            Products or make improvements to them at any time but shall be under no obligation to apply the same to any Products previously purchased by SONOMED.

      1.19 "SUPPLY FAILURE" shall mean failure by OTI for any reason to supply at least seventy-five percent (75%) of the Product quantities specified in SONOMED's DELIVERY ORDERS in any two consecutive QUARTERS, excluding any NON-CONFORMING PRODUCTS supplied by OTI, provided such DELIVERY ORDERS are consistent with the ANNUAL ORDER for such period.

      1.20 "TERM" shall mean the period beginning on the EFFECTIVE DATE and ending on the last day of YEAR 3.

      1.21 "TERRITORY" shall mean the United States of America.

      1.22 "YEAR" SHall mean consecutive twelve (12) month periods, with Year 1 beginning on the EFFECTIVE DATE.

2.    APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

      2.1 Exclusive Rights. Subject to OTI's retained rights as provided in
            SECTION 2.2, OTI hereby appoints SONOMED as OTI's exclusive vendor to market, sell and distribute the Products throughout the Territory during the Term. Products may not be resold outside the Territory.

      2.2 OTI Retained Rights. OTI shall retain the right to sell Combined Products in the Territory.

      2.3 Branding. The Products will be branded and identified as SONOMED Product. SONOMED to Provide OTI with all Master Artwork Text.

3.    SONOMED OBLIGATIONS TO MARKET

      3.1 Purchase of Products; Sales Efforts. SONOMED shall purchase Products from OTI on the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to maximize sales of the Products in the Territory.

      3.2 General Duties. SONOMED shall, at its expense, be responsible for:

            (i) All marketing decisions regarding the Products including, but not limited to, pricing, provided that SONOMED shall make reasonable efforts to maintain an average resale price of less than Forty Thousand US Dollars ($40,000) in the United States.

            (ii) Customer order processing, billing and collection for Products sold by SONOMED in the Territory.

            (iii) Preparing all promotional materials and conducting all promotional activities relating to the Products sold by SONOMED in compliance with all applicable laws and regulations of the regulatory authorities in each country in the Territory;

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            (iv)  Establishing and maintaining a system of record keeping, with the support and assistance of OTI, including a register of lot numbers and individual Product numbers and customer names and addresses for all Product sold by SONOMED in order to assist OTI with traceability in the event of a Product recall and require any customer that is not the end user of Products, to maintain a similar register, including names and addresses of its end users.

      3.3 Conference Presence. SONOMED shall display the Product at its booth at the AAO and ASCRS and other conferences and trades shows in the United States at which it attends. An OTI product specialist will assist SONOMED at its booth at the yearly AAO and ASCRS.

      3.4 Training Courses. IF requested by SONOMED, OTI will attend up to three times per year at its cost, a sales training session for SONOMED sales staff, distributors and agents.

      3.5 Advertising. SONOMED will advertise the Product on its web site and other product promotions and advertisements.

      3.6 Product Manager. SONOMED will assign a product manager responsible for the Product.

      3.7 Employee Training. SONOMED will send selected sales, marketing, and development personnel for training by OTI at OTI's offices in Toronto, Canada at such times as shall be mutually agreed by the parties. Each party shall bear its own expenses associated with such training.

4.    MANUFACTURE AND SUPPLY; RIGHTS TO PURCHASE

      4.1 Requirements. During the Term, SONOMED shall have the obligation to purchase the quantity of Products set out in Schedule A and shall have the right to purchase and OTI shall manufacture and supply SONOMED's requirements for the Products at such times and in such quantities as specified by SONOMED in its Annual Forecasts and Delivery Orders as provided herein. OTI shall be responsible for maintaining an adequate inventory of Products and shall exercise its best efforts to ensure that a sufficient quantity of Product will be available to satisfy SONOMED's Annual Orders.

      4.2 Accessories. SONOMED shall have the right to purchase Accessories on an as needed basis.

      4.3 Service. SONOMED to provide service after the expiration of the warranty period.

      4.4 Documentation. OTI shall provide SONOMED with a current operating and service manual text in English and all current photographs in electronic format.

5.    ANNUAL ORDERS; INITIAL PAYMENT; DEMONSTRATION UNITS

      5.1 Initial Annual Order. Within ten (10) Business Days following the Effective Date, SONOMED shall agree to purchase and shall submit to OTI the Annual Order for the

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            Year 1 Annual Minimum or such greater number it may desire (less the
            5 demonstration units referred it in 5.4).

      5.2 Subsequent Annual Orders. SONOMED agrees to purchase and submit an Annual Order for no less than the applicable Annual Minimum at least sixty (60) days prior to the beginning of each Year.

      5.3 Initial Deposit. SONOMED shall pay to OTI the sum of seventy thousand dollars $70,000 (US) which sum shall be applied as a credit against SONOMED's order of demonstration units.

      5.4 Demonstration Units. SONOMED hereby agrees to purchase five (5) demonstration units at a per unit purchase price of Fourteen Thousand US Dollars ($14,000), for use by its salesman and for display and use in its various courses, conferences and trades shows. The Initial Deposit will be applied by OTI against this order.

      5.5 Delivery Order Commitment. In the event that as of the expiration of any Year during the Term, SONOMED has failed to submit Delivery Orders for the Annual Order for such Year, OTI shall have the right to invoice SONOMED for such remaining units and SONOMED shall pay for such units in full within thirty (30) calendar days following receipt of invoice. Upon receipt of such payment, OTI shall deliver the remaining units to SONOMED's designated carrier for shipment. Failure to pay shall be considered a material breach of this Agreement.

      5.6 UPGRADE CREDIT. OTI SHALL WITHIN TWO WEEKS OF EACH QUARTER PROVIDE A WRITTEN REPORT TO SONOMED AS TO THE NUMBER OF UPGRADES OTI HAS SOLD IN SUCH QUARTER. THE ANNUAL MINIMUM FOR SUBSEQUENT ANNUAL ORDERS REFERRED TO IN 5. 2 ABOVE MAY BE REDUCED BY SONOMED BY THE NUMBER OF UPGRADES SOLD BY OTI IN THE PREVIOUS YEAR. THE ANNUAL MINIMUM IN ANY GIVEN YEAR MAY NOT BE REDUCED BY GREATER THAN ONE THIRD OF THE ANNUAL MINIMUM. IF SONOMED WISHES TO REDUCE THE ANNUAL MINIMUM IT MUST GIVE NOTICE TO OTI OF SUCH DESIRE AND THE QUANTITY BY WHICH IT DESIRES TO REDUCE THE ANNUAL MINIMUM AT THE TIME IT DELIVERS TO OTI ITS ANNUAL ORDER IN ACCORDANCE WITH SECTION 5.2 ABOVE.

6.    FORECASTS, ORDERS, SHIPMENTS

      6.1 Annual Forecasts. SONOMED will provide OTI with an initial Annual Forecast upon execution of this Agreement and shall update the Annual Forecast on a rolling basis no later than thirty (30) calendar days prior to the first day of each subsequent Quarter.

      6.2 Delivery Orders. SONOMED will provide OTI with an initial Delivery Order within ten (10) Business Days following the Effective Date and will submit subsequent Delivery Orders to OTI at least ninety (90) calendar days in advance of SONOMED's requested delivery date. SONOMED agrees to submit with its Annual Order each Year Delivery Orders for a minimum of twenty-five per cent (25%) of the Annual Order for each applicable Year of the Term to be delivered during the first Quarter of each such Year . SONOMED further agrees to purchase and take delivery each Quarter of each Year twenty-five percent of the Annual Order for each applicable Year.

      6.3 Shipment. Title and risk of loss or damages to the Products shall pass to SONOMED upon OTI's delivery to SONOMED's designated carrier for shipment at OTI's warehouse facility in Toronto, Canada. SONOMED shall bear any costs of shipment of

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            the Products from the point of delivery to SONOMED's designated carrier as well as the amount of any and all taxes (other than income or franchise taxes of OTI), custom duties or other charges which may be required to be paid or collected on the sale, delivery, or transportation of the Products. OTI shall not be responsible for delays, loss or damage in shipment. SONOMED assumes and agrees to pay all costs and charges for transportation, handling and insurance of the Products from the point of shipment.

      6.4 Invoicing. OTI shall submit an invoice for payment to SONOMED as of the date of fulfillment of any Delivery Order.

7.    PRICE AND PAYMENT

      7.1 Purchase Price. The per unit purchase price for all Products purchased by SONOMED in Year 1 shall be Fourteen Thousand US Dollars ($14,000). OTI may upon three months' prior written notice, increase the price of the Products after Year two and for each subsequent year by an amount not to exceed five (5%) per annum. If SONOMED disagrees with the price increase it may terminate the Agreement within five business days of receipt of such price increase notice in which event OTI will have five business days to retract such price increase in which even this Agreement continues or to accept such termination in which event section 18.4 will apply.

      7.2 Payment Terms. Except for the initial payment under SECTION 5.3 and as otherwise indicated in this agreement, SONOMED shall pay for the applicable purchase price within thirty (30) calendar days from the later of (i) receipt of invoice from OTI or (ii) date of delivery of Products to SONOMED's designated carrier for shipment.

      7.3 Accessories. SONOMED shall pay the purchase price for Accessories within thirty (30) calendar days from the later of (i) receipt of invoice from OTI or (ii) date of delivery of Products to SONOMED's designated carrier for shipment.

      7.4 Currency. All payments due hereunder shall be made in U.S. Dollars to OTI at its headquarters in Toronto, Canada, or such other place as OTI may designate.

8.    INTELLECTUAL PROPERTY

      8.1 Ownership. OTI shall retain all rights, title and interest in and to all intellectual property rights relating to the Products held by OTI prior the Effective Date or developed by OTI during the Term. Neither party shall use any trademark of the other party without prior written consent.

      8.2 Prosecution and Maintenance. Each party will undertake, diligently pursue, and bear all costs of the prosecution and maintenance of its respective patent rights.

      8.3 Response to Infringement. If either party becomes aware of any infringement or threatened infringement of the patent rights of either party, the party having such knowledge will give notice to the other. The party whose rights are so infringed shall have the responsibility to take such action as may be necessary, at its own expense, to prevent or eliminate such infringement. The other party shall cooperate in any reasonable manner. OTI shall not compromise or settle any suit for infringement of its patent rights relating to the Products in the Territory without the prior written

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            approval of SONOMED, which approval shall not be unreasonably withheld, conditioned or delayed.

      8.4 Damage Awards. Any damages recovered by the party bringing the action for patent infringement will be used first to compensate that party for its out-of-pocket expenses in the prosecution of any such action, suit or proceeding for infringement. Any remaining damages recovered by that party will be apportioned between SONOMED and OTI in proportion to the damage incurred by each party as a result of the infringement.

9.    THIRD PARTY RIGHTS

      9.1 Notice of Claims. If either party becomes aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use or sale or offer for sale of the Products infringes a patent, or violates any other proprietary rights of any third party, such party will promptly notify the other party of the same and fully disclose all information relating thereto.

      9.2 Defense. OTI shall use commercially reasonable efforts to defend any such action relating to the Products. OTI shall cooperate and consult with SONOMED during the course of such defense and shall keep SONOMED fully informed with respect to all significant aspects of such action. SONOMED shall assist OTI by providing information in the possession and control of SONOMED and to provide such fact witnesses as may be reasonably necessary to such defense.

      9.3 Judgments and Settlements. If, by the terms of a (i) settlement of any claim against SONOMED or OTI, or (ii) judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction finding that sale of any of the Products infringes a patent, or violates any other proprietary rights of any third party, SONOMED is required to compensate or pay damages to such third party, OTI will pay all such damages.

10.   REGULATORY COMPLIANCE

      10.1 Product Registrations. OTI shall obtain and maintain all site licenses, device registrations and other regulatory approvals, which may be or become necessary to enable OTI to manufacture and sell the Products to SONOMED and for SONOMED to market and sell the Products in the United States.

      10.2 Agency Inspections. OTI will notify SONOMED of the outcome of any inspection of any of its manufacturing or warehouse facilities utilized in connection with this Agreement by the FDA, and shall notify SONOMED within five (5) Business Days of any regulatory action taken.

11.   QUALITY ASSURANCE AND IMPROVEMENTS

      11.1 Master Artwork Text. SONOMED shall develop and provide Master Artwork Text no less than thirty (30) Business Days prior to the delivery date specified in SONOMED's initial Delivery Order.

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      11.2 Packaging. All Products shall be packaged in OTI's designated packaging, unless otherwise agreed by the parties. If SONOMED requires special packaging with SONOMED's designated brand names, model numbers and Master Artwork Text it shall either provide for it at its cost or pay OTI for it.

      11.3 Quality Assurance. OTI shall conduct quality testing on the Products prior to delivery to SONOMED as set forth in the Specifications and as required under the QSRs and shall deliver to SONOMED concurrently with each shipment a Certificate of Compliance stating that each unit shipped has been produced in accordance therewith. OTI shall retain all manufacturing records for no less than ten (10) years following the date of manufacture. OTI shall maintain documentation regarding each serialized unit and software revision level (as applicable) for each Product manufactured by or on behalf of OTI hereunder.

12.   WARRANTY

      12.1 OTI Warranties. OTI hereby represents and warrants that (i) OTI shall satisfy all requirements of the QSRs; (ii) all Products supplied to SONOMED hereunder shall have been manufactured, quality tested and packaged in accordance with, and shall conform to, the Specifications, all other requirements set forth in this Agreement and all laws and regulations, including but not limited to the QSRs, which may be or become applicable to the production of the Products during the term of this Agreement, (iii) OTI will maintain the integrity of the practices and processes upon which SONOMED has relied for Qualification.

      12.2 Product Warranties. All Products sold by SONOMED shall under normal and reasonable use and maintenance be warranted by OTI against defects in materials and workmanship for a period equal to the earlier of eighteen months (18) from the date of delivery to SONOMED's designated carrier for shipment or twelve months (12) from the date of delivery by SONOMED to the designated carrier for shipment of SONOMED's end user.

      12.3 Limitations. Except for the warranties set forth above, OTI makes no other warranty of any kind with regard to Products whether express, arising by operation of law, or otherwise, including without limitation any implied warranties of merchantability and fitness for a particular purpose. OTI shall not in any circumstance be liable for incidental or consequential damages. OTI excludes and disclaims, to the extent permitted by applicable law, any and all implies warranties including without limitation, implied warranties in connection with the design, sale, merchantability or fitness of the Products for any particular purpose of use. OTI shall not have any other liability for direct, consequential or incidental damages or damages arising from personal injury, loss of life or lost profits, and any and all liability of OTI shall be limited to the cost of the repair of replacement of the Products.

      12.4 Indemnity. If SONOMED makes any warranty or representation in consistent with or in addition to the warranties stated in this section, it shall, at its own expense, defend and hold OTI harmless from any claim to the extent it is based upon such inconsistent or additional warranty or representation. In addition, SONOMED agrees to indemnify and save harmless OTI from and against any and all claims, liabilities, costs and damages of any kind or amount whatsoever (including reasonable legal fees and other litigation costs, regardless of outcome) which arise in connection with the performance

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            of any servicing provided by SONOMED to the users of the Product other than in accordance with procedures established by OTI or common to the industry. OTI shall similarly indemnify the Distributor to the extent of claims relating to such servicing where the SOMOMED has complied with such procedures

      12.5 Service. OTI shall provide at its Toronto facility, or, at OTI's discretion arrange to provide through a mutually agreed upon third party, covered service under the terms of the warranty provided under SECTION 12.2 without additional charge to SONOMED or SONOMED's customers except for the cost of shipping Product to OTI's service location, which shall be borne by SONOMED or its customer. Costs and terms for service outside the scope of the warranty shall be determined by OTI. Any product that is serviced or refurbished by OTI shall be tested against the current finished good specification prior to release back to the customer.

13.   RECALLS, COMPLAINTS, RETURNS

      13.1 Notification. The parties shall immediately contact each other in the event that either party has any reason to believe that a voluntary withdrawal or recall of any Product may be necessary. SONOMED and OTI shall jointly confer and cooperate to resolve any issues with respect to a voluntary withdrawal or recall, including without limitation, the necessity of declaring the voluntary withdrawal or recall, the manner in which the voluntary withdrawal or recall should be conducted and the duration of the voluntary withdrawal or recall, provided that either party shall have the right to require a voluntary withdrawal of any Product in the event of a reasonable and good faith concern regarding the safety of such Product. SONOMED shall be responsible for notification of the applicable health authorities in the event of a voluntary withdrawal or recall.

      13.2 SONOMED Responsibility. SONOMED shall be responsible for the costs of a recall or voluntary withdrawal, and shall reimburse OTI for any costs reasonably incurred by OTI, in the event a recall or voluntary withdrawal is determined, by mutual agreement of the parties (or by an independent third party if the parties are unable to agree upon the cause), to have been caused by SONOMED's storage, promotion or distribution of Products.

      13.3 OTI Responsibility. OTI shall be responsible for the costs of a recall or voluntary withdrawal, and shall reimburse SONOMED for any costs reasonably incurred by SONOMED, in the event the recall is determined, by mutual agreement of the parties (or by an independent third party if the parties are unable to agree upon the cause), to have been caused by a defect in the design, packaging or manufacture of the Product.

      13.4 Market Complaints. SONOMED shall establish and maintain an appropriate system for collecting market complaints relating to Products sold by SONOMED, communicating market complaint information to OTI, facilitating corrective actions and product recalls. SONOMED will report all Product or packaging related complaints to OTI within twenty (20) Business Days following receipt of the complaint. Any suspected adverse incident shall be reported to OTI within five
            (5) Business Days following receipt of the complaint. OTI shall provide SONOMED with a written acknowledgement of receipt of the complaint or suspected adverse incident and take appropriate investigative and, if necessary corrective action, as required by the QSRs and shall provide SONOMED with all relevant information relating to any such

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            investigation and corrective action. SONOMED shall be responsible, in consultation with OTI, for reporting any adverse incident to the relevant regulatory authorities as required by the QSRs.

      13.5 Returns. SONOMED shall be responsible for responding to inquiries or complaints concerning any Product and for the collection and processing of any Products returned by customers as defective. SONOMED shall return such Product to OTI for evaluation. Any Product which is confirmed by OTI to be Non-Conforming shall be repaired or replaced without additional charge. OTI shall use reasonable commercial efforts to repair or replace any Non-Conforming Products within twenty (20) Business Days.

14.   INDEMNIFICATION

      14.1 OTI shall indemnify and hold harmless SONOMED, its officers, agents and employees against any claim, loss, damage, penalty, assessment or expense (including reasonable attorneys fees) ("Claim") arising directly or indirectly from OTI's (i) manufacture, testing, handling or storage of the Product, (ii) breach of warranty, (iii) breach of any of its other obligations under this Agreement; or (iv) infringement of any intellectual property rights belonging to any third party.

      14.2 SONOMED shall indemnify and hold harmless OTI and its officers, agents and employees against any Claim arising directly or indirectly from SONOMED's (i) manufacture, testing, handling or storage of Eye Seals purchased by OTI, (ii) handling or storage of the Product, (ii) marketing, sale or distribution of the Product in any manner which is inconsistent with the Product's applicable regulatory approvals, (iii) breach of any of its obligations under this Agreement, or (iv) infringement of any intellectual property rights belonging to any third party.

      14.3 In the event that either party (the "Indemnified Party") receives notice of, or becomes aware of, a Claim for which the Indemnified Party intends to seek indemnity hereunder, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Claim. The Indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its own choice and to defend against, negotiate, settle or otherwise deal with any such Claim, provided the Indemnifying Party shall not enter into any settlement or compromise of any such Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party's prior written consent which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any Claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of a Claim, the Indemnified Party shall have the right to control the defense or settlement of such Claim with counsel of its choosing provided, however, that the Indemnified Party shall not settle or compromise any such claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld.

15.   INSURANCE

           During the term of this Agreement and for 2 years thereafter OTI shall maintain product liability insurance on the Products with a minimum of One Million US Dollars

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            ($1,000,000) for bodily injury and One Million US Dollars
            ($1,000,000) for property damage. OTI shall, upon SONOMED's request, provide a Certificate of Insurance evidencing such insurance.

16.   NON- COMPETITION

      16.1 SONOMED shall not be concerned or interested either directly or indirectly in the manufacture, production, importation, sale or advertisement of any goods in the Territory which are like or similar to or in conjunction with some other product might otherwise compete or interfere with the sale of any of the Products ("Competing Products").

      16.2 SONOMED shall not either directly or through any agents sell any of the Products outside the Territory or, knowingly, or having reason to believe that they would be so resold, sell the Products to any person or body corporate with the view to their resale outside the Territory.

      16.3 OTI shall not either directly or through any agents sell any of the Products within the Territory or, knowingly, or having reason to believe that they would be so resold, sell the Products to any person or body corporate with the view to their resale within the Territory.

      16.4 SONOMED, shall not and shall ensure that its subsidiaries, affiliates and agents, shall not purchase from any third party or modify, adapt, translate, decompile nor create or attempt to create, by reverse engineering or otherwise, the Products, the software supplied in the Products or the original component hardware (components engineered specifically for the Products, in particular the probe, emitter receiver and video capture boards) that form the components of the Products nor shall SONOMED do same with respect to the Products, the original hardware components forming the Products or the software contained in and distributed with the Products for the purpose of creating a derivative work or competitive work, nor shall SONOMED use CONFIDENTIAL INFORMATION (defined in section 17) for the purpose of the same. SONOMED acknowledges that any contravention of this section and section 17 of this Agreement will have severe adverse economic consequences for OTI.

      16.5 SONOMED agrees that if it or any of its subsidiaries or affiliated companies decided to develop, market and or manufacture in house or purchase from a third party on AN OEM basis COMPETING PRODCUTS than SONOMED must give OTI prior written notice of its desire so to do a minimum of nine (9) months' prior to the introduction by SONOMED of such COMPETING PRODUCT to the Territory. Upon receipt of such notice, OTI shall have the right to terminate this Agreement at anytime following receipt of such notice in which event OTI will fill all unfilled Delivery Orders but shall not be obliged to fill the balance of the Annual Order. In the event that OTI delivers notice of termination pursuant to this section the provisions of section 18.4 shall apply. For greater clarity it is agreed that if OTI does terminate the agreement in accordance with this section
            16.5 SONOMED shall not sell or market its COMPETING PRODUCT into the Territory until the completion of such 9 month notice period. It is agreed that failure on the part of SONOMED to provide such notice will lead to severe adverse economic consequences for OTI.

17.   CONFIDENTIALITY AND ANNOUNCEMENTS

      17.1 DURING THE TERM OF THIS AGREEMENT AND FOR A PERIOD OF TWO (2) YEARS AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT, A PARTY RECEIVING (THE "RECEIVING PARTY") CONFIDENTIAL INFORMATION OF THE OTHER PARTY (THE "DISCLOSING PARTY") PURSUANT TO THIS AGREEMENT SHALL NOT:

            (i) USE SUCH CONFIDENTIAL INFORMATION FOR ANY REASON OTHER THAN FOR THE PURPOSE OF FULFILLING THE RECEIVING PARTY'S OBLIGATIONS AND COMMITMENTS UNDER THIS AGREEMENT;

            (ii) DISCLOSE SUCH CONFIDENTIAL INFORMATION TO ANY PERSON OTHER THAN EMPLOYEES OF THE RECEIVING PARTY WHO HAVE A NEED TO KNOW SUCH INFORMATION AND TO THIRD PARTIES SUBJECT TO WRITTEN AGREEMENTS PROHIBITING THE DISCLOSURE OR USE OF SUCH CONFIDENTIAL INFORMATION OTHER THAN FOR THE PURPOSES CONTEMPLATED BY THIS AGREEMENT.

            (iii) UPON THE DISCLOSING PARTY'S REQUEST, THE RECEIVING PARTY SHALL
                  RETURN OR DESTROY, AT THE DISCLOSING PARTY'S OPTION, ALL MATERIALS, DOCUMENTS OR RECORDS INCORPORATING THE DISCLOSING PARTY'S CONFIDENTIAL INFORMATION, PROVIDED THAT THE RECEIVING PARTY SHALL BE ENTITLED TO RETAIN ONE COPY OF SUCH RECORDS FOR ARCHIVE PURPOSES, WHICH SHALL REMAIN SUBJECT TO THE RESTRICTIONS AGAINST USE AND DISCLOSURE SET FORTH HEREIN.

      17.2 THE OBLIGATIONS SET FORTH IN Section 17.1 ABOVE SHALL NOT APPLY TO ANY INFORMATION THAT THE RECEIVING PARTY CAN SHOW BY COMPETENT PROOF
            (i) WAS GENERALLY KNOWN TO THE PUBLIC AT THE TIME OF DISCLOSURE BY THE DISCLOSING PARTY; (ii) BECOMES GENERALLY KNOWN TO THE PUBLIC THEREAFTER THROUGH NO ACT OR OMISSION OF THE RECEIVING PARTY OR ITS OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES;(iii) IS DEVELOPED BY THE RECEIVING PARTY THROUGH ENTIRELY INDEPENDENT EFFORTS AND WITHOUT USE OF THE CONFIDENTIAL INFORMATION.

      17.3 NEITHER PARTY SHALL MAKE ANY PRESS RELEASE OR TRADE ANNOUNCEMENT RELATING TO THIS AGREEMENT, OR OTHERWISE DISCLOSE THE TERMS OF THIS AGREEMENT, WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS REQUIRED BY A COURT OF COMPETENT JURISDICTION OR PURSUANT TO THE DISCLOSURE REQUIREMENTS OF A GOVERNMENTAL AGENCY.

18.   TERM AND TERMINATION

      18.1 TERM. THIS AGREEMENT WILL COMMENCE ON THE EFFECTIVE DATE AND WILL CONTINUE IN EFFECT UNTIL THE EXPIRATION OF THE TERM. THE TERM SHALL BE AUTOMATICALLY RENEWED FOR A FURTHER TERM OF ONE YEAR PROVIDED SONOMED HAS COMPLIED WITH ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND PROVIDED FURTHER THAT OTI AND SONOMED HAVE, AT LEAST THREE MONTHS' PRIOR TO THE TERM AGREED UPON MINIMUM QUANTITIES AND PRICING FOR THE RENEWAL

      18.2 EARLY TERMINATION. EITHER PARTY MAY TERMINATE THIS AGREEMENT AT ANY TIME IN THE EVENT OF THE OTHER PARTY'S (i) FAILURE TO CURE ANY NONCOMPLIANCE WITH ANY MATERIAL TERM OF THIS AGREEMENT WITHIN SIXTY
            (60) DAYS FOLLOWING RECEIPT OF WRITTEN NOTICE FROM THE NON-DEFAULTING PARTY, OR (ii) BANKRUPTCY OR INITIATION OF SIMILAR PROCEEDINGS BY OR AGAINST SUCH PARTY.

      18.3 FAILURE TO PURCHASE ANNUAL MINIMUM. IN ADDITION TO OTHER RIGHTS IT MAY HAVE OTI SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT IN THE EVENT THAT SONOMED FAILS TO SUBMIT AN ANNUAL ORDER FOR THE ANNUAL MINIMUM IN ACCORDANCE WITH Section 5.2. OTI SHALL EXERCISE SUCH RIGHT BY DELIVERY OF WRITTEN NOTICE TO SONOMED AND SUCH TERMINATION SHALL BE EFFECTIVE AS OF THE LAST DAY OF THE SIXTH MONTH OF THE YEAR FOR WHICH THE ANNUAL ORDER WAS DUE. IN WHICH EVENT SONOMED SHALL BE OBLIGATE TO PURCHASE AND PAY FOR FIFTY PER CENT OF THE ANNUAL MINIMUM FOR SUCH YEAR, WHICH PRODUCT WILL BE SHIPPED TO SONOMED IN 6 EQUAL BATCHES SPREAD OVER A SIX MONTH PERIOD COMMENCING ON THE FIRST DAY OF THE YEAR. ALL PRODUCT TO BE PURCHASED BY SONOMED DURING THIS PERIOD SHALL PREPAID BY SONOMED.

      18.4 EFFECT OF TERMINATION. IN THE EVENT OF TERMINATION OF THIS IN ACCORDANCE WITH SECTION 18.2 ALL AMOUNTS OWED OR TO BE OWED BY SONOMED TO OTI SHALL BECOME IMMEDIATELY DUE AND PAYABLE NET OF ANY AMOUNTS JUSTLY OWED BY OTI TO SONOMED AND ALL UNFILLED DELIVERY ORDERS OF PRODUCT SPECIFYING SHIPMENT DATES BEYOND 60

            DAYS WILL BE TERMINATED. THE TERMINATION OF THE DELIVERY ORDERS HOWEVER DOES NOT LIMIT EITHER PARTIES RIGHTS PURSUANT TO
            SECTION 18.7.

      18.5 SURVIVAL. NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT, THE PROVISIONS OF Sections 8.1, 8.3, 8.4, 9, 13, 14, 15, AND 17 SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT FOR A PERIOD OF 5 YEARS.

      18.6 EARLY TERMINATION AFTER SIX MONTHS. After six months and only on the commencement date of each Quarter, including the date of the sixth month, EITHER PARTY MAY TERMINATE THIS AGREEMENT UPON SIX MONTHS' PRIOR WRITTEN NOTICE . IF SONOMED TERMINATES IN THIS MANNER IT MUST AT A MINIMUM DURING THE SIX MONTH NOTICE PERIOD PURCHASE, TAKE DELIVERY OF AND PAY FOR, IN ADDITION TO PRODUCT ALREADY SUBJECT TO DELIVERY ORDERS, AN ADDITIONAL NUMBER OF PRODUCT EQUAL TO 50% OF THE ANNUAL ORDER FOR SUCH YEAR (WHICH NUMBER TOGETHER WITH PREVIOULSY PLACED AND UNFILLED DELIVERY ORDERS SHALL NOT EXCEED 50% OF THE ANNUAL ORDER. SONOMED WILL PREPAY FOR ALL PRODUCT PURCHASED DURING THIS PERIOD INCLUDING PRODUCT FOR WHICH A DELIVERY ORDER HAS BEEN GIVEN BUT NOT YET DELIVERED BY OTI. IF OTI TERMINATES IN THIS MANNER IT MUST CONTINUE TO SUPPLY SONOMED AND SONOMED AGREES TO PURCHASE DURING SUCH NOTICE PERIOD IN ACCORDANCE WITH SONOMED'S DELIVERY ORDERS SUBMITTED PRIOR TO THE DATE OF NOTICE OF TERMINATION. IN ADDITION, SONOMED SHALL HAVE THE RIGHT (WHICH RIGHT MUST BE EXERCISED BY SONOMED PLACING A DELIVERY ORDER WITHIN FIFTEEN DAYS OF RECEIVING NOTICE OF TERMINATION) BUT NOT THE OBLIGATION, TO PURCHASE DURING SUCH SIX MONTH PERIOD AN ADDITIONAL NUMBER OF PRODUCT UP TO 50% OF THE ANNUAL ORDER FOR SUCH YEAR (WHICH NUMBER TOGETHER WITH PREVIOUSLY PLACED AND UNFILLLED DELIVERY ORDERS SHALL NOT EXCEED 50% OF THE ANNUAL ORDER), WHICH PRODUCT WILL BE SHIPPED TO SONOMED IN 6 EQUAL BATCHES SPREAD OVER A SIX MONTH PERIOD.

      18.7 NO TERMINATION OF THIS AGREEMENT SHALL IN ANY MANNER WHATSOEVER RELEASE, OR BE CONSTRUED AS RELEASING, ANY PARTY FROM ANY LIABILITY TO THE OTHER ARISING OUT OF OR IN CONNECTION WITH A PARTY'S BREACH OF, OR FAILURE TO PERFORM, ANY COVENANT, AGREEMENT, DUTY OR OBLIGATION CONTAINED HEREIN.

      18.8 DISCONTINUANCE OF MANUFACTURE . IF AS A RESULT OF A CHANGE IN COMPUTER PLATFORM CONFIGURATION OR COMPUTER OPERATING SYSTEM SOFTWARE SUCH THAT IT IS NO LONGER ECONOMICALLY FEASIBLE FOR OTI TO ENSURE COMPATIBILITY OF SUCH SYSTEMS WITH THE ORIGINAL COMPONENT HARDWARE AND/OR PRODUCT SOFTWARE OTI DECIDES TO CEASE MANUFACTURING THE PRODUCT OTI MAY TERMINATE THIS AGREEMENT ON 90 DAYS PRIOR WRITTEN NOTICE . THIS NOTICE MAY ONLY BE GIVEN IF OTI ALSO CEASES MANUFACTURE OF COMBINATION PRODUCTS AT THE SAME TIME.

19.   FORCE MAJEURE

      Neither party shall be liable to the other for loss or damages for any default or delay attributable to any cause beyond the reasonable control of that party, including, but not limited to an act of God, flood, fire, explosion, strike, war, acts of terrorism, governmental action other regulatory enforcement action arising from any violation of law, rule or regulation by the party seeking the protection of this provision. If any such event occurs, the party affected shall notify the other party and shall exercise diligent efforts to resume performance of its obligations as soon as possible. In the event the party affected is unable to resume performance within sixty (60) days, the other party shall have the right to terminate this Agreement upon ten (10) days prior written notice.

20.   MISCELLANEOUS

      20.1 WAIVER. NO WAIVER OF ANY OF THE TERMS OF THIS AGREEMENT SHALL BE EFFECTIVE UNLESS MADE IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTY WAIVING ITS RIGHTS HEREUNDER.

      20.2 NO LICENSE. NO LICENSE UNDER ANY TRADEMARK, PATENT, COPYRIGHT OR OTHER PROPERTY RIGHT IS GRANTED UNDER THIS AGREEMENT EXCEPT TO THE EXTENT REQUIRED FOR SONOMED TO MARKET AND SELL THE PRODUCTS IN ACCORDANCE WITH THIS AGREEMENT.

      20.3 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED PURSUANT TO THE LAWS OF ONTARIO, CANADA, DISREGARDING ANY CONFLICTS OF LAWS PROVISIONS.

      20.4 INDEPENDENT CONTRACTORS. NOTHING IN THIS AGREEMENT IS INTENDED OR SHALL BE DEEMED TO CONSTITUTE A PARTNERSHIP, AGENCY, OR JOINT VENTURE RELATIONSHIP BETWEEN THE PARTIES. ALL ACTIVITIES BY THE PARTIES HEREUNDER SHALL BE PERFORMED BY THEM AS INDEPENDENT CONTRACTORS. NEITHER PARTY SHALL INCUR ANY DEBTS OR MAKE ANY COMMITMENTS FOR THE OTHER PARTY, EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED HEREIN.

      20.5 ASSIGNMENT. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES, THEIR SUCCESSORS AND PERMITTED ASSIGNS. SONOMED MAY NOT ASSIGN THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTI, PROVIDED THAT SONOMED SHALL HAVE THE RIGHT TO ASSIGN THIS AGREEMENT TO A AN AFFILIATE OR SUBSIDIARY. THIS TERM IS CONSIDERED A MATERIAL TERM OF THE CONTRACT.

      20.6 ARBITRATION. IN THE EVENT THAT THE PARTIES ARE UNABLE TO RESOLVE ANY DISPUTE ARISING UNDER THIS AGREEMENT THOUGH DIRECT NEGOTIATIONS, THE PARTIES AGREE AND CONSENT TO THE RESOLUTION OF SUCH DISPUTE BY BINDING ARBITRATION. ANY SUCH ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE PROCEDURES OF THE INTERNATIONAL CHAMBER OF COMMERCE, OR AS OTHERWISE AGREED BY THE PARTIES, AND SHALL BE HELD IN TORONTO, CANADA BEFORE A SINGLE ARBITRATOR SELECTED BY MUTUAL AGREEMENT OF THE PARTIES. NOTWITHSTANDING THE FOREGOING, EITHER PARTY SHALL HAVE THE RIGHT TO SEEK INJUNCTIVE RELIEF IN A COURT OF COMPETENT JURISDICTION TO PREVENT ANY BREACH OF THIS AGREEMENT BY THE OTHER PARTY.

      20.7 NOTICES. ALL NOTICES HEREUNDER SHALL BE IN WRITING AND SHALL BE CONSIDERED DELIVERED ON THE DAY OF HAND DELIVERY, ONE DAY AFTER DELIVERY TO A NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE, CHARGES PREPAID, THREE DAYS AFTER BEING SENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID:

                  If to SONOMED, as follows:
                  SONOMED ,Inc.
                  300 Marcus Avenue
                  Lake Success, New York
                  11042
                  Attn: Barry Durante, EVP
                  Tel: 516 -354-0900
                  Fax: 516-354-5902
                  E-mail: bdurante@escalon.com

                  If to OTI, as follows:
                  37 Kodiak Cres., Unit 16
                  Toronto, Ontario, Canada
                  M3J 3E5
                  Attn: President
                  Tel: 416 631-9123
                  Fax: 416 631-6932
                  E-mail: info@oti-canada.com

            or to such other address as any party shall have specified by notice to the other in accordance with this paragraph.

      20.8 COMPLIANCE WITH LAW. EACH PARTY SHALL COMPLY WITH ALL LEGAL AND REGULATORY REQUIREMENTS APPLICABLE TO THE CONDUCT OF ITS BUSINESS, INCLUDING BUT NOT LIMITED TO, COMPLIANCE WITH ALL SAFETY, HEALTH, ENVIRONMENTAL AND EMPLOYMENT LAWS APPLICABLE TO THE ACTIVITIES TO BE UNDERTAKEN BY SUCH PARTY PURSUANT TO THIS AGREEMENT.

      20.9 ENTIRE AGREEMENT, MODIFICATION, COUNTER PARTS. THE TERMS OF THIS AGREEMENT REPRESENT THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREIN AND SHALL NOT BE MODIFIED OR SUPPLEMENTED EXCEPT IN A WRITTEN DOCUMENT DULY EXECUTED BY THE PARTIES EXPRESSLY STATING THAT IT IS INTENDED TO MODIFY, SUPPLEMENT OR AMEND THIS AGREEMENT. THIS AGREEMENT SHALL PREVAIL IN THE EVENT OF ANY INCONSISTENCIES BETWEEN IT AND THE TERMS OF ANY PURCHASE ORDER, INVOICE OR OTHER FORM UTILIZED BY THE PARTIES. THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TOGETHER SHALL BE DEEMED ONE AND THE SAME INSTRUMENT.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers the day and year first above written.

            SONOMED, INC.

            By: /s/ Richard J. DePiano
                -------------------------

            TITLE: CEO

            OPHTHALMIC TECHNOLOGIES, INC.

            By: /s/ Rishard Weitz
                -------------------------

            Title: President

                                   SCHEDULE A

                                 ANNUAL MINIMUMS

YEAR:      Year 1      Year 2          Year 3
           ------      ------          ------
UNITS:       80          120             150

                                   SCHEDULE B

                             PRODUCT SPECIFICATIONS

HF 35-50 (UBM) PROBE

Type: Motor Driven, compact probe with inter-changeable High Frequency
Transducers
Transducers Frequency: 35 MHz. and/or 50 Mhz.
Scanning Method: variable field sector scanner
Sector angle: 22.5 degrees and 10 degrees fields
Scanning speed: Variable 12.5 and 25 Frames/Second (fps)
Display: Observable range: variable: 18.5mm. Wide x 14mm Deep @ 38 degrees sector
                                     12.0mm. Wide x 14mm Deep @ 20 degrees
                                     sector

DUAL SCREEN SIMULTANEOUS DISPLAY WITH LIVE ZOOM AND STANDARD SCREEN DISPLAY.

ELECTRONIC RESOLUTION

In Sector of 38 degrees  fielD
Axial (depth) direction: 0.027 mm.
Lateral (width) direction: max. 0.035 mm.

In Sector of 20 degrees  field
Axial (depth) direction: 0.027 mm.
Lateral (width) direction: max. 0.23 mm.

ACOUSTIC AXIAL RESOLUTION

0.068 mm. with 35 MHz. Transducer
0.050 mm. with 50 MHz. Transducer

Gain curves: Logarithmic with user-selectable window (contrast) & level (brightness) control

COMPUTER- minimum configuration required to drive software together with 17 inch monitor, may change from time to time

MEASUREMENTS

      -     A-Scan Profile with 2 markers, Dual Calipers measurements,

      - Anterior Segment Biometry - single measurement of Cornea thickness, Anterior Chamber Depth (ACD) and Lens thickness.

      - Distance Measurement; Angle to Angle, Sulcus to Sulcus, Corneal and Scleral thickness

      -     Angle in degrees

DYNAMIC RECORDING
Recording time: Depends on memory, 20 sec. or more
Recording Frame rate: 12.5 or 25 fps
Sound sampling rate: CD quality, 44.1 KHz

ELECTRICAL:
Voltage: AC 90 - 240 V
Frequency: 50/60 Hz

Exact specifications may change from time to time